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                                                                     EXHIBIT 5.1































                         OPINION OF KEVIN B. DUNN, ESQ.
                     AS TO THE LEGALITY OF THE COMMON STOCK


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                      [KEVIN B. DUNN LAW OFFICE LETTERHEAD]


                                 August 27, 2001


Harp & Eagle, Ltd.
16901 West Glendale Drive
New Berlin, Wisconsin 53151


Ladies and Gentlemen:

         I have acted as counsel to Harp & Eagle, Ltd., a Wisconsin corporation ("Company"), in connection with the proposed public offering by the Company of 1,000,000 shares of its common stock, par value $0.0001 per share ("Common Stock"). In connection with such proposed public offering of Common Stock, the Company has filed with the Securities and Exchange Commission a registration statement ("Registration Statement") on Form SB-2 (File No. 333-55088), relating to the registration of the Common Stock under the Securities Act of 1933, as amended ("Securities Act"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Accord identified in the following paragraph.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the American Bar Association Section on Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal laws of the United States and the laws of the State of Wisconsin.

         In preparing this Opinion Letter, I have examined the Registration Statement, including the articles of incorporation of the Company and the underwriting agreement ("Managing Placement Agent Agreement"), between the Company and J.E. Liss & Company, Inc., the underwriter of the proposed offering, in each case as filed as exhibits to the Registration Statement. I have also examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Company as I have deemed necessary or appropriate in the circumstances. In addition to the assumptions set forth in Section 4 of the Accord, I have relied upon factual representations made to us by the Company (including the representations set forth in the Managing Placement Agent Agreement).

         Based upon such examination and review, I am of the opinion that the shares of Common Stock proposed to be sold by the Company as provided in the Registration Statement have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and to compliance with applicable state securities laws, such shares of Common Stock, when sold and delivered in accordance with the provisions of the Managing Placement Agent Agreement and as described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable, except to the extent of liability, if any, imposed under Section 180.0622(2) of the Wisconsin Business Corporations Law for employee wages for a period not exceeding six months in the case of any employee.

         I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                         Very truly yours,



                                                         /s/ KEVIN B. DUNN
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                                                                    EXHIBIT 23.1































                         CONSENT OF KEVIN B. DUNN, ESQ.
                            (INCLUDED IN EXHIBIT 5.1)